Exhibit 23.0

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-42670, 333-69374, 333-69376, 333-101105 and 333-101104) pertaining to the amended and restated 1999 Stock Option Plan, Stock Subscription Warrant, the amended and restated 1995 International Employee Stock Purchase Plan, the amended and restated French Employee Savings Plan and the 2001 Stock Option Plan of Business Objects, S.A. of our report dated January 7, 2003 with respect to the consolidated financial statements and schedule of Business Objects, S.A. included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ Ernst & Young LLP

San Jose, California

March 20, 2003